Exhibit 2.9

EXECUTION COPY

          THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of October 8, 2004, is entered into by and between MACQUARIE SECURITIES (USA), INC., a Delaware corporation (the “Seller”), and MACQUARIE INFRASTRUCTURE ASSETS INC., a Delaware corporation (the “Purchaser” or “MIA”).

          WHEREAS, the Seller owns 500 issued and outstanding units (the “Units”) of PCAA Parent LLC, a Delaware limited liability company (the “Company”);

          WHEREAS, Macquarie Specialised Asset Management Limited, as trustee for and on behalf of Macquarie Global Infrastructure Fund A (“MGIF A”), Macquarie Specialised Asset Management 2 Limited, as trustee for and on behalf of Macquarie Global Infrastructure Fund B (together with MGIF A, “MGIF”), and MIA entered into a stock purchase agreement dated as of June 7, 2004 (the “MGIF Purchase Agreement”) pursuant to which MIA will purchase upon the closing of the transactions contemplated in the MGIF Purchase Agreement all of the issued and outstanding shares of Macquarie Americas Parking Corporation (“MAPC”);

          WHEREAS, pursuant to the MGIF Purchase Agreement, MIA agreed to offer to purchase the Units upon terms similar to those set forth in the MGIF Purchase Agreement;

          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Units, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

Section 1. PURCHASE AND SALE

     (a) Purchase and Sale of the Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser the Units, free and clear of all security interests, pledges, liens, adverse claims or other encumbrances other than restrictions on transfer of the Units arising out of applicable laws, including blue sky or securities laws, of any state, country or governmental authority (“Encumbrances”) except the Encumbrances created pursuant to the Limited Liability Company Agreement, dated as of September 30, 2003 (as amended or supplemented, the “LLC Agreement”) of the Company (the “LLC Encumbrance”).

     (b) Purchase Price.

(i) In consideration of the sale and transfer of the Units, at the Closing the Purchaser shall pay and the Seller shall receive a total purchase price of $976,685 (the “Purchase Price”), subject to adjustment pursuant to this Section 1(b). The Purchaser shall deduct from the Purchase Price any amounts required to be withheld or deducted under the Internal Revenue Code of 1986, as amended, or other applicable law. Any amounts so deducted shall be remitted by the

Purchaser to the appropriate governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (“Governmental Authority”) on a timely basis and the Purchaser shall notify the Seller in writing on the Closing Date of the amount of any such deduction or withholdings and the basis therefor.

(ii) The Purchase Price shall be adjusted by an amount equal to 1.35% of the difference between (1) the amount (if any) on the Closing Date of the Company’s and its subsidiaries’ cash in hand, cash in bank accounts and cash deposits and prepayments made by the Company or any of its subsidiaries pursuant to the terms of any lease agreement or real property purchase agreement entered into between August 11, 2004 and the Closing Date and funded by the cash of the Company or its subsidiaries in excess of the reserves that the Company is required to maintain under the loan agreement entered into on October 1, 2003 amongst Parking Company of America Airports, LLC, PCA Airports, Ltd., Parking Company of America Airports Phoenix, LLC and GMAC Commercial Mortgage Corporation (“GMAC Loan Agreement”) on the Closing Date (the “Cash”) and (2) $2,000,000 (the “Purchase Price Adjustment”). If the Purchase Price Adjustment is a positive number, then the Purchaser shall pay to the Seller, within three (3) business days, an amount equal to such difference. If the Purchase Price Adjustment is a negative number, then the Seller shall pay to the Purchaser, within three (3) business days, an amount equal to such difference.

The Purchaser shall be responsible for paying all property, sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar taxes and fees (including any penalties, interest or additions but not including any taxes based on the income of the Seller) imposed upon any party in connection with the transactions contemplated by this Agreement.

(iii) Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Units contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the same date that the transactions contemplated by the MGIF Purchase Agreement are consummated (it being understood that the Purchaser shall provide the Seller with at least two (2) business days advance notice of such date) provided that if all the conditions to the obligations of the parties set forth herein have not been satisfied or waived as of such date, the Closing shall occur at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the “Closing Date”).

(iv) Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(1) such instruments of assignment and transfer as shall be necessary to transfer to the Purchaser the right, title and interest in and to the Units owned by the Seller;

(2) receipt for the Purchase Price;

(3) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors or other governing body of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(4) the certificate and other documents to be delivered by the Seller as contemplated by Section 6; and

(5) such other documents and instruments reasonably requested by the Purchaser to consummate the transactions contemplated hereby.

(v) Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(1) the Purchase Price, as may be adjusted pursuant to this Section 1(b), by wire transfer in immediately available funds to the bank account(s) in the United States designated by the Seller;

(2) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(3) the certificate and other documents to be delivered by the Purchaser as contemplated by Section 6;

(4) a certificate, signed by an officer of the Purchaser, that sets forth in reasonable detail the principal components and procedures used to calculate the amount of Cash on the Closing Date and the calculation of the Purchase Price; and

(5) such other documents and instruments reasonably requested by the Seller to consummate the transactions contemplated hereby.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER

          As used in this Agreement, “Knowledge” or “Known” means the actual knowledge after due inquiry of Murray Bleach. As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

     (a) Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller.

     (b) Title to Units. The Units are owned of record and beneficially by the Seller free and clear of all Encumbrances, except for the LLC Encumbrance, and the Seller has the authority to transfer and convey, valid and legal title of the Units to the Purchaser. Upon consummation of the transactions contemplated by this Agreement and registration of the Units in the name of the Purchaser in the records of the Company, the Purchaser, assuming it shall have purchased the Units for value in good faith and without notice of any adverse claim, will own all the Units free and clear of all Encumbrances except the LLC Encumbrance. Upon consummation of the transactions contemplated by this Agreement, the Units will be fully paid and nonassessable. There are no agreements or arrangements in effect with respect to the voting or transfer of the Units other than the LLC Agreement, and the Seller does not have any interest in any options, warrants, convertible securities or other rights, agreements or commitments of any character relating to the membership units of, or other equity interests in, the Company other than the Units and the rights contemplated by the LLC Agreement.

     (c) No Conflict. The execution, delivery and performance of this Agreement by the Seller does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller, (ii) conflict with or violate any law or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority applicable to the Seller or any of its assets, properties or businesses or (iii) except as provided in the LLC Agreement, and subject to receipt of the GMAC Loan Consent (as such term is defined in Section 6(b)(ii)), conflict in any material respect with, or result in any breach of, or constitute a default under any agreement to which the Seller is a party or by which it or any of its assets or properties may be bound. There are no material proceedings by any Governmental Authority or any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity (“Person”) pending, or, to the Knowledge of the Seller, threatened relating to or affecting the Seller that would adversely affect the ability of the Seller to perform its obligations under this Agreement.

     (d) Consents and Approvals. Except as provided in the LLC Agreement, there are no material consents, approvals, notices, waivers or authorizations that are necessary for the execution, delivery and performance by the Seller of this Agreement.

     (e) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

     (a) Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     (b) No Conflict. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any law or governmental order applicable to the Purchaser or (c) except as may result from any facts or circumstances relating solely to the Seller, conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

     (c) Consents and Approvals. Except as provided in the LLC Agreement, there are no material consents, approvals, ratifications, waivers, governmental authorizations or other authorizations required to be obtained from any third party that are necessary for the execution, delivery and performance by the Purchaser of this Agreement.

     (d) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     (e) Investment Purpose. The Purchaser is acquiring the Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Units. The Purchaser agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws, except pursuant to an exemption from such registration available under the Act, or any applicable state securities laws.

     (f) No Reliance. The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and acknowledges that the Purchaser has been provided access to the personnel, properties, premises and records of the Company for such purpose. In making its decision to purchase the Units, the Purchaser has not relied on any information, representation or warranty, written or oral, express or implied, provided or made by or on behalf of the Seller, with respect to the Company or any of its subsidiaries, other than the representations and warranties contained in this Agreement.

Section 4. ADDITIONAL AGREEMENTS

     (a) Confidentiality. For a period of two (2) years from the Closing Date (the “Term”), the Seller agrees to, and shall cause its agents, representatives, affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person) information relating to trade secrets, processes, patent applications, product development, customer and supplier lists, pricing and marketing plans, operational or financial policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and each subsidiary or the business of the Company and its subsidiaries, including any information provided to the Seller pursuant to Section 4(g) (the “Confidential Information”); provided, however, that this sentence shall not apply to any information that, (a) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, affiliates, employees, officers or directors; (b) was independently developed by a Seller without any use of the Confidential Information; (c) is disclosed with the prior written approval of the Purchaser; or (d) is disclosed pursuant to the order or requirement of a Governmental Authority; provided, however, to the extent permitted by law and reasonably practicable, that prior to any such disclosure, the Seller shall provide the Purchaser with prompt notice of such order or requirement in order to enable the Purchaser to seek an appropriate protective order or other remedy, to consult with such Governmental Authority with respect to the Purchaser taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement; in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance, in whole or in part, with the terms of this Agreement, the Seller will use reasonable efforts to disclose only that portion of the Confidential Information that is legally required to be disclosed and will use reasonable best efforts to obtain reliable assurance that all Confidential Information so disclosed will be accorded confidential treatment and, in the event that the Seller shall have complied fully with the provisions of this Section 4(a), the Purchaser agrees that such disclosure may be made by the Seller without any liability hereunder.

          Notwithstanding anything in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the Seller (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Agreement and may at any time disclose to any Person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

     (b) Further Assurances. The Seller covenants and agrees to cooperate with the Purchaser and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary or desirable under applicable law, as the Purchaser may reasonably request the Seller to take or do in connection with the initial public offering of equity securities (the “IPO”) of the ultimate parent entity of MIA (“MIA Parent”) or any of its subsidiaries. In connection therewith, the Seller shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would be reasonably likely to result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which would be reasonably likely to have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect.

     (c) Schedule K-1s. The Purchaser shall cause the Company to deliver to the Seller no later than June 30, 2005 a Schedule K-1 with respect to the operations of the Company during calendar year 2004. If the Closing Date occurs after December 31, 2004, the Purchaser shall cause the Company to promptly deliver to the Seller a Schedule K-1 with respect to the operations of the Company after December 31, 2004 and up to and including the Closing Date.

     (d) Notification of Termination of Initial Public Offering. The Purchaser shall immediately notify the Seller if it has determined, for whatever reason, to terminate or otherwise not pursue the initial public offering of MIA Parent or any of its subsidiaries in which event the Seller shall have a right of termination as provided in Section 7(a)(iii).

     (e) Access to Records. The Purchaser shall, upon reasonable notice during regular business hours, give the officers, employees and authorized agents and representatives of the Seller access (including the right to make photocopies, at the expense of the Seller’) to the books and records of the Company to the extent such books and records are then within the Purchaser’s control and (i) for a period of one year following the Closing Date, insofar as any such requests are reasonably required for the preparation of tax returns by the Seller and relate to the business of the Company or its subsidiaries or (ii) after such initial one year period, only to the extent any such requests are reasonably necessary to respond to a tax audit of the Seller and relate to the business of the Company or its subsidiaries, in the case of both clauses (i) and (ii) above, as conducted prior to and including the Closing Date.

     (f) Closing Conditions. (x) The Seller shall use its commercially reasonable efforts to obtain the LLC Consents and to assist the Purchaser in obtaining the GMAC Loan Consent and (y) the Purchaser shall use its commercially reasonable efforts to obtain the GMAC Loan Consent and to assist the Seller in obtaining the LLC Consents (as such terms are defined in Section 6(a) or 6(b)).

     (g) Substitute Member. The Purchaser shall use its commercially reasonable efforts to be admitted as a “Substitute Member” (as defined in the LLC Agreement) pursuant to Section 6(b)(vii) effective immediately following the Closing.

     (h) LLC Agreement Amendments. The Seller hereby agrees, pursuant to Section 12.6 of the LLC Agreement, to the amendment of the LLC Agreement, such amendment to be in a form satisfactory to the Purchaser and effective as of the Closing Date.

Section 5. INDEMNIFICATION

     (a) Indemnification by the Seller. Subject to the limitations set forth in Section 5(c) hereof, the Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be, jointly and severally, indemnified and held harmless by the Seller for and against any and all debts, liabilities and obligations (whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable), and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any claim, action, suit, arbitration, inquiry, proceeding or investigation (any of the foregoing, an “Action”) brought or otherwise initiated by any of them) (hereinafter, collectively, a “Loss”), arising out of or resulting from:

(i) the breach of any representation or warranty made by the Seller contained in this Agreement; or

(ii) the breach of any covenant or agreement by the Seller contained in this Agreement.

To the extent that the Seller’s undertakings set forth in this Section 5(a) may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

     (b) Indemnification by the Purchaser. Subject to the limitations set forth in Section 5(c) hereof, the Seller and its affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(i) The breach of any representation or warranty made by the Purchaser contained in this Agreement; or

(ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

          To the extent that the Purchaser’s undertakings set forth in this Section 5(b) may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

     (c) Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party (as defined below) shall not be liable for any claim for indemnification pursuant to Section 5(a) or 5(b), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $15,000 (the “Basket Amount”), after which the Indemnifying Party shall be liable for all Losses, including the Basket Amount and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 5(a) or 5(b), as the case may be, shall be an amount equal to $200,000, net of insurance proceeds, it being agreed and understood that for purposes of determining the maximum amount of indemnifiable Losses that may be recovered from the Seller, the maximum liability of the Seller collectively shall not exceed $200,000 in the aggregate. Any claim for indemnification under this Section 5 shall be offset or reduced by the amount of any insurance proceeds or any tax benefit that the indemnified party may be entitled to as a result of such Loss. For purposes of this Agreement, “Indemnifying Party” means the Seller or the Purchaser, as applicable, as the party responsible for indemnifying the other party hereto pursuant to this Section 5.

     (d) Tax Treatment. All amounts paid under the indemnification provisions of this Agreement shall be treated as adjustments to the Purchase Price for all tax purposes.

     (e) Third Party Claims.

(i) If any third party shall notify either the Seller or the Purchaser (“Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other under this Section 5, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing within 30 days of the receipt of such notice. Such notice will contain in reasonable detail, the nature and the basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnified Party. No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby.

(ii) The Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice, reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose any equitable relief upon the Indemnified Party.

(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 5(e)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(v) The Indemnifying Party or the Indemnified Party, as the case may be, who is controlling the defense of the Third Party Claim shall keep the other fully informed of such claim at all stages thereof. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any Third Party Claim.

     (f) Survival of Representations and Warranties.

(i) The representations and warranties of the Seller contained in Section 2 of this Agreement shall survive the Closing until the 18 month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 2(a) and 2(b) shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(ii) The representations and warranties of the Purchaser contained in Section 3 of this Agreement shall survive the Closing until the 18-month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Section 3(a) shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     (g) Exclusive Remedy. The indemnification provisions set forth in this Agreement are the exclusive remedies of the Purchaser and the Seller arising out of or in connection with this Agreement and the transactions contemplated hereby.

Section 6. CONDITIONS TO CLOSING

     (a) Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of the following conditions:

(i) Representations, Warranties and Covenants. (1) The representations and warranties of the Purchaser contained in Section 3 of this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date; (2) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects; and (3) the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized executive officer.

(ii) No Proceeding or Litigation. No action shall have been commenced, or threatened in writing, by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this

Section 6(a)(ii) shall not apply if the Seller has directly or indirectly solicited or encouraged any such action.

(iii) Waivers. The Company shall have (i) waived its right of first refusal provided for in Section 10.10 of the LLC Agreement (the “Right of First Refusal”); (ii) received a waiver of the Right of First Refusal from Parking Company of America Airports Holdings, LLC (“PCAAH”) addressed to the Seller and to the Purchaser; and (iii) received waivers of the tag along rights provided for in Section 10.12 of the LLC Agreement from PCAAH, ARE Holdings, LLC, Atlas Superpark Ltd, Parking Company of America Management, LLC, New WAI Holdings, L.P., Richard West and Frank Lemieux addressed to the Seller and to the Purchaser, and the Seller shall been provided with copies of the waivers in clauses (i), (ii) and (iii) above (the “LLC Waivers”).

(iv) Consents to Transfer. Pursuant to Section 10.1 of the LLC Agreement, the Seller shall have received the affirmative vote or consent of a Majority Interest (as defined in the LLC Agreement) to the transfer of the Units in accordance with this Agreement (the “LLC Consents”).

(v) Admission of Purchaser as a Substitute Member. The Purchaser shall have been admitted as a Substitute Member.

(vi) LLC Agreement Amendments. The LLC Agreement shall have been amended as contemplated by Section 4(h).

(vii) GMAC Loan Consent. The Seller shall have received a copy of the GMAC Loan Consent (as such term is defined in Section 6 (b) (ii)).

     (b) Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(i) Representations, Warranties and Covenants. (1) The representations and warranties of the Seller contained in Section 2 of this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, (2) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with and (3) the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized executive officer.

(ii) Consents and Approvals. The Purchaser shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, approvals, notices or waivers of all Governmental Authorities and officials necessary to consummate the transactions contemplated by this Agreement and under the Loan Agreement dated as of October 1, 2003, by and among Parking Company of America Airports, LLC, PCA Airports, Ltd., Parking Company of America Airports Phoenix, LLC and GMAC Commercial Mortgage Corporation

(the “GMAC Loan Consent”). The Seller and the Purchaser agree that, in the event that any consent, approval, notice, waiver or authorization is not obtained or made prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser, the Company or any subsidiary thereof in attempting to obtain or make such consent, approval, notice, waiver or authorization as promptly thereafter as practicable.

(iii) Financing. MIA Parent shall have completed its IPO.

(iv) MGIF Closing. The transactions contemplated by the MGIF Purchase Agreement shall have closed.

(v) Waivers. The Purchaser shall have received a copy of each of the LLC Waivers.

(vi) Admission of Purchaser as a Substitute Member. The Purchaser shall have been admitted as a Substitute Member effective immediately following the Closing.

Section 7. TERMINATION

(a) Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by the Purchaser if, between the date hereof and the Closing (1) the MGIF Purchase Agreement shall have been terminated in accordance with its terms; (2) any representations and warranties of the Seller contained in this Agreement shall not have been true and correct when made; (3) the Seller shall not have complied with the covenants or agreements contained in this Agreement to be complied with by it; provided, however, that for purposes of clause (3) above, Purchaser shall have no right to terminate under this clause until Purchaser has notified the Seller of such failure to comply and such failure has continued without cure for a period of ten (10) days after the notice thereof; or (4) the GMAC Loan Consent has not been obtained as of the date that the Purchaser or its affiliate commences the printing of the preliminary prospectus to be used in connection with the road show for the IPO (it being agreed that the Purchaser shall keep the Seller reasonably informed as to the expected printing date).

(ii) by the Seller if, between the date hereof and the Closing, (1) the MGIF Purchase Agreement shall have been terminated in accordance with its terms, (2) any representations and warranties of the Purchaser contained in this Agreement shall not have been true and correct when made or (3) the Purchaser shall not have complied with the covenants or agreements contained in the Agreement to be complied with by it, provided, however, that, for purposes of clause (3) above the Seller shall have no right to terminate under this clause until the Seller has notified the Purchaser of such failure to comply and such failure has continued without cure for a period of ten (10) days after the notice thereof;

(iii) by either the Seller or the Purchaser if (1) Purchaser has notified the Seller that it is no longer pursuing the initial public offering of MIA Parent or its subsidiaries, (2) any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (3) the Closing shall not have occurred by November 30, 2004, or such later date as may be agreed by the parties to the MGIF Purchase Agreement as the termination date under the MGIF Purchase Agreement; provided, however, that the right to terminate this Agreement under this clause (3) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided further that the Purchaser shall promptly notify the Seller if the termination date under the MGIF Purchase Agreement is extended beyond November 30, 2004, and such notice shall identify the new termination date; or

(iv) by the mutual written consent of the Seller and the Purchaser.

     (b) Effect of Termination. In the event of termination of this Agreement as provided in this Section 7, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Section 8(g) of this Agreement and (ii) that nothing herein shall relieve either party hereto from liability for any breach of this Agreement.

Section 8. GENERAL PROVISIONS

     (a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(a)).

     (b) Miscellaneous. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     (c) Assignment, Amendment and Waiver. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more affiliates of the Purchaser without the consent of the Seller. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser; provided further, however, that either party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     (d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     (e) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert any claim that it is not subject personally to the jurisdiction of the above-named courts or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

     (f) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     (g) Expenses. The Purchaser shall pay the legal expenses, reasonably incurred and accompanied by invoices (which invoices need not specify in detail the nature of the tasks performed), of the Seller in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of $15,000, whether or not the Closing shall have occurred.

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller’s Address:	MACQUARIE SECURITIES (USA) INC.

Macquarie Securities
(USA) Inc.
600 5th Avenue, 21st Floor New York, NY 10020 Telecopy: (212) 399-8930	By:	/s/ Murray Bleach

Name: Murray Bleach
Attn:	Title: Executive Director

[Signature Page: MSI Unit Purchase Agreement]

Purchaser’s Address:	MACQUARIE INFRASTRUCTURE ASSETS INC.
Macquarie Infrastructure Assets Inc. 600 5th Avenue 21st Floor New York, New York Telecopy: (212) 581 8037 Attention: Peter Stokes
	By:	/s/ Peter Stokes Name: Peter Stokes Title: Chief Executive Officer

[Signature Page: MSI Unit Purchase Agreement]